Exhibit 99.1

FOR IMMEDIATE RELEASE	FOR FURTHER INFORMATION
April 18, 2013	CONTACT DAVID A. BOCHNOWSKI
(219) 853-7575

NORTHWEST INDIANA BANCORP

ANNOUNCES INCREASED EARNINGS FOR FIRST QUARTER

Munster, Indiana - NorthWest Indiana Bancorp (the “Bancorp”), the holding company for Peoples Bank, reported a first quarter earnings increase of 23.3%. Net income totaled $1.7 million for the three months ended March 31, 2013, compared to $1.4 million for the three months ended March 31, 2012.

The earnings of $1.7 million for the three months ended March 31, 2013, represent $0.59 earnings per basic and diluted share. For the first quarter of 2013, the return on average assets (ROA) was 0.97% and the return on equity (ROE) was 9.52%. At March 31, 2013, the Bancorp’s assets totaled $688.8 million.

"With net income up 23% over the first quarter of last year, the Bank is off to a solid start for 2013. Loan balances are up, asset quality is stable, and operating costs are down. We are pleased that the market has responded to our strong performance with a 20% increase in our share price since the beginning of the year," said David A. Bochnowski, Chairman and Chief Executive Officer.

Net Interest Income

Net interest income, the difference between interest income from loans and investments and interest expense paid to funds providers, totaled $5.8 million for the three months ended March 31, 2013, compared to $5.9 million for the three months ended March 31, 2012, a decrease of $53 thousand or 0.9%. The Bancorp’s net interest margin on a tax adjusted basis was 3.77% for the three months ended March 31, 2013, compared to 4.02% for the three months ended March 31, 2012. During the current quarter, the Bancorp’s net interest income and net interest margin continue to be positively impacted by the Federal Reserve’s sustained action in maintaining a low short-term interest rate environment, however, these measures are being negatively impacted by lower long-term interest rates.

Noninterest Income

Noninterest income from banking activities totaled $1.4 million, for the three months ended March 31, 2013, compared to $1.6 million for the three months ended March 31, 2012, a decrease of $234 thousand or 14.7%. During the three months ended March 31, 2013, the Bancorp’s noninterest income decreased primarily as a result of lower income from securities sales and loan related fees. During the first quarter of 2013, the Bancorp’s income from wealth management operations and loan sales increased compared to the same period for 2012.

Noninterest Expense

Noninterest expense related to operating activities totaled $4.8 million for the three months ended March 31, 2013, compared to $5.2 million for the three months ended March 31, 2012, a decrease of $427 thousand or 8.2%. During the three months ended March 31, 2013, the Bancorp’s noninterest expense decreased primarily as a result of lower occupancy, data processing and legal costs.

Funding

At March 31, 2013, core deposits totaled $397.1 million, an increase of $2.4 million or 0.6%, compared to December 31, 2012. Core deposits include checking, savings, and money market accounts and represented 70.6% of the Bancorp’s total deposits at March 31, 2013. The increase in core deposits is a result of customer preferences for liquid investments in the current low interest rate environment. During the first three months of 2013, certificate of deposit balances decreased by 3.8%, as management allowed higher cost deposits to mature while relying on lower cost core deposits. In addition, at March 31, 2013, borrowings and repurchase agreements totaled $51.0 million, an increase of $1.5 million or 2.9%, compared to December 31, 2012.

Lending

The Bancorp’s loan portfolio totaled $440.9 million at March 31, 2013, an increase of $3.9 million or 0.9%, compared to December 31, 2012. Loan growth for the first three months of 2013 was a result of increased loan origination activity. Residential mortgage loans and government loans increased by $6.7 million in the aggregate during the first quarter of 2013, while commercial and consumer related loans decreased by $2.8 million in the aggregate. During the three months ended March 31, 2013, $5.1 million of newly originated fixed rate mortgage loans were sold into the secondary market.

Investing

The Bancorp’s securities portfolio totaled $190.5 million at March 31, 2013, compared to $187.5 million at December 31, 2012, an increase of $3.0 million or 1.6%. The securities portfolio represents 29.2% of earning assets and provides a consistent source of earnings to the Bancorp. Cash & cash equivalents totaled $24.4 million at March 31, 2013, compared to $33.8 million at December 31, 2012, a decrease of $9.4 million or 27.8%. The decrease was primarily a result of funding loan and securities growth during the first quarter.

Asset Quality

At March 31, 2013, non-performing loans totaled $12.5 million, compared to $11.5 million at December 31, 2012 and $13.3 million at March 31, 2012. The current level of non-performing loans is concentrated with two geographically diverse commercial real estate participation loans that aggregate to $5.4 million. These participations were purchased from other originators during the period from 2005 through 2007, prior to the most recent recession. During April 2013, one of the two commercial real estate loans was sold to another investor. As a result, the balance on these participation loans of $5.4 million has since decreased to $4.6 million. The Bancorp’s ratio of non-performing assets to total assets was 2.02% at March 31, 2013, compared to 1.84% at December 31, 2012 and 2.44% at March 31, 2012. The increase in non-performing loans for the first three months of 2013 is primarily the result of commercial real estate and commercial business loans that were classified as impaired and internally classified as substandard at December 31, 2012.

For the three months ended March 31, 2013, loan loss provisions totaled $135 thousand, while $525 thousand in provisions were recorded for the three months ended March 31, 2012. The 2013 loan loss provisions were primarily related to the current credit risk for construction & development loans, and commercial real estate loans. Loan charge-offs, net of recoveries, totaled $209 thousand for the three months ended March 31, 2013, compared to $324 thousand for the three months ended March 31, 2012. At March 31, 2013, the allowance for loan losses totaled $8.3 million and is considered adequate by management. The allowance for loan losses as a percentage of total loans was 1.89% at March 31, 2013, compared to 1.93% at December 31, 2012. The allowance for loan losses as a percentage of non-performing loans, or coverage ratio, was 66.97% at March 31, 2013, compared to 73.34% at December 31, 2012.

Capital Adequacy

At March 31, 2013, shareholders’ equity stood at $68.1 million or 9.9% of total assets. The Bancorp’s regulatory capital ratios at March 31, 2013 were 14.9% for total capital to risk-weighted assets, 13.6% for tier 1 capital to risk-weighted assets and 9.5% for tier 1 capital to adjusted average assets. Under all regulatory capital requirements, the Bancorp is considered well capitalized. The book value of the Bancorp’s stock stood at $23.97 per share at March 31, 2013.

Other Items

The NorthWest Indiana Bancorp’s common stock is traded on the OTC Bulletin Board under NWIN. The Bancorp’s subsidiary, Peoples Bank, has offices in Crown Point, Dyer, East Chicago, Gary, Hammond, Hobart, Merrillville, Munster, St. John, Schererville and Valparaiso, Indiana. The Bank’s website, ibankpeoples.com, provides information on the Bank’s products, services and investor relations.

“Forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995 may be included in this release. A variety of factors could cause the Bancorp’s actual results to differ from those expected at the time of this release. These include, but are not limited to, changes in economic conditions in the Bancorp’s market area, changes in policies by regulatory agencies, fluctuation in interest rates, demand for loans in the Bancorp’s market area, economic conditions in the financial services industry, including the level of demand in the housing market, competition and other risks set forth in the Bancorp’s reports filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2012. Readers are urged to carefully review and consider the various disclosures made by the Bancorp in its periodic reports filed with the Securities and Exchange Commission. Forward-looking statements speak only as of the date they are made, and the Bancorp undertakes no obligation to update them in light of new information or future events.

NorthWest Indiana Bancorp
Quarterly Financial Report

Key Ratios	Three Months Ended
	March 31,
	(Unaudited)
	2013	2012
Return on equity	9.52%	8.36%
Return on assets	0.97%	0.83%
Basic earnings per share	$0.59	$0.48
Diluted earnings per share	$0.59	$0.48
Yield on loans	4.51%	4.98%
Yield on security investments	2.47%	2.75%
Total yield on earning assets	3.86%	4.24%
Cost of deposits	0.22%	0.34%
Cost of borrowings	1.27%	1.40%
Total cost of funds	0.30%	0.44%
Net interest margin - tax equivalent	3.77%	4.02%
Noninterest income / average assets	0.79%	0.98%
Noninterest expense / average assets	2.79%	3.19%
Net noninterest margin / average assets	-2.00%	-2.21%
Efficiency ratio	66.93%	70.09%
Effective tax rate	25.25%	20.54%
Dividend declared per common share	$0.19	$0.15

	March 31,
	2013	December 31,
	(Unaudited)	2012
Net worth / total assets	9.89%	9.78%
Book value per share	$23.97	$23.83
Non-performing assets to total assets	2.02%	1.84%
Non-performing loans to total loans	2.83%	2.63%
Allowance for loan losses to non-performing loans	66.97%	73.34%
Allowance for loan losses to loans outstanding	1.89%	1.93%
Foreclosed real estate to total assets	0.06%	0.06%

Consolidated Statements of Income	Three Months Ended
(Dollars in thousands)	March 31,
	(Unaudited)
	2013	2012
Interest income:
Loans	$5,006	$5,109
Securities & short-term investments	1,257	1,390
Total interest income	6,263	6,499
Interest expense:
Deposits	303	444
Borrowings	159	201
Total interest expense	462	645
Net interest income	5,801	5,854
Provision for loan losses	135	525
Net interest income after provision for loan losses	5,666	5,329
Noninterest income:
Fees and service charges	591	638
Wealth management operations	367	332
Gain on sale of loans held-for-sale, net	159	75
Gain on sale of securities, net	128	366
Increase in cash value of bank owned life insurance	87	97
Gain on foreclosed real estate, net	17	36
Other	14	53
Total noninterest income	1,363	1,597
Noninterest expense:
Compensation and benefits	2,642	2,625
Occupancy and equipment	782	819
Data processing	240	271
Federal deposit insurance premiums	122	144
Marketing	108	75
Other	901	1,288
Total noninterest expense	4,795	5,222
Income before income taxes	2,234	1,704
Income tax expenses	564	350
Net income	$1,670	$1,354

NorthWest Indiana Bancorp
Quarterly Financial Report

Balance Sheet Data
(Dollars in thousands)	March 31,
	2013	December 31,	Change	Mix
	(Unaudited)	2012	%	%
Total assets	$688,818	$691,845	-0.4%
Cash & cash equivalents	24,380	33,751	-27.8%
Securities - available for sale	190,462	187,475	1.6%

Loans receivable:
Construction and land development	23,507	23,984	-2.0%	5.3%
1-4 first liens	137,765	135,143	1.9%	31.2%
Multifamily	31,449	31,669	-0.7%	7.1%
Commercial real estate	151,698	148,156	2.4%	34.4%
Commercial business	63,997	69,329	-7.7%	14.5%
1-4 Junior Liens	1,460	1,587	-8.0%	0.3%
HELOC	15,087	15,249	-1.1%	3.4%
Lot loans	2,621	2,648	-1.0%	0.6%
Consumer	309	347	-11.0%	0.1%
Government and other	13,033	8,869	47.0%	3.0%
Total loans	440,926	436,981	0.9%	100.0%

Deposits:
Core deposits:
Noninterest bearing checking	76,121	75,228	1.2%	13.5%
Interest bearing checking	107,949	117,839	-8.4%	19.2%
Savings	83,219	77,650	7.2%	14.8%
MMDA	129,847	124,031	4.7%	23.1%
Total core deposits	397,136	394,748	0.6%	70.6%
Certificates of deposit	165,218	171,661	-3.8%	29.4%
Total deposits	562,354	566,409	-0.7%	100.0%

Borrowings	50,965	49,505	2.9%
Stockholder's equity	68,115	67,651	0.7%

Asset Quality	March 31,
(Dollars in thousands)	2013	December 31,	Change
	(Unaudited)	2012	%
Nonaccruing loans	$12,460	$11,253	10.7%
Accruing loans delinquent more than 90 days	5	229	-97.8%
Securities in non-accrual	973	823	18.2%
Foreclosed real estate	447	425	5.2%
Total nonperforming assets	13,885	12,730	9.1%
Allowance for loan losses (ALL):
ALL specific allowances for impaired loans	2,032	2,001	1.5%
ALL general allowances for loan portfolio	6,315	6,420	-1.6%
Total ALL	8,347	8,421	-0.9%
Troubled Debt Restructurings:
Nonaccruing troubled debt restructurings, non-compliant (1) (2)	5,691	4,846	17.4%
Nonaccruing troubled debt restructurings, compliant (2)	539	546	-1.3%
Accruing troubled debt restructurings	8,780	9,735	-9.8%
Total troubled debt restructurings	15,010	15,127	-0.8%

(1) "non-compliant" refers to not being within the guidelines of the restructuring agreement
(2) included in nonaccruing loan balances presented above

Capital Adequacy	At March 31,
	2013
	Actual Ratio	Required to be
	(Unaudited)	well capitalized
Total capital to risk-weighted assets	14.9%	10.0%
Tier 1 capital to risk-weighted assets	13.6%	6.0%
Tier 1 capital to adjusted average assets	9.5%	5.0%